Exhibit 99.1

BitNile Holdings Reports Q1 2022 Financial Results, Including Revenue of $33 Million, up 148% From the Prior First Fiscal Quarter

Las Vegas, NV, May 23, 2022 – BitNile Holdings, Inc. (NYSE American: NILE), a diversified holding company (“BitNile” or the “Company”) reported its financial results today for the three months ended March 31, 2022 on its Form 10-Q filed with the Securities and Exchange Commission.

Three months ended March 31, 2022 highlights include:

•	Revenue of $32.8 million, an increase of 148%, from $13.2 million in the prior first fiscal quarter;

•	Revenue from cryptocurrency mining, net of $3.5 million, compared to $130,000 in the prior first fiscal quarter;

•	Income from operations of approximately $1.0 million, compared to $1.2 million in the prior first fiscal quarter;

•	Stock-based compensation expense, a non-cash expenditure, related to stock options and stock awards issued to the Company’s employees, consultants and directors, included in income from operations, of approximately $2.7 million and $20,000 for the three months ended March 31, 2022 and 2021, respectively;

•	Interest expense of $29.8 million resulting from the issuance of $66 million of secured promissory notes in December 2021, which were fully paid in March 2022. Interest expense from these notes included the amortization of debt discount of $26.3 million from the issuance of warrants, a non-cash charge, and original issue discount, in connection with these secured promissory notes. Approximately 88% of the warrants issued are standard equity-based instruments with an exercise price of $1.00 per share;

•	Net loss of approximately $28.8 million, compared to net income of $2.0 million in the prior first fiscal quarter;

•	Cash and cash equivalents of $39.4 million as of March 31, 2022;

•	Positive working capital of $55.6 million as of March 31, 2022; and

•	Total assets of $518.9 million as of March 31, 2022.

Revenues

Revenues by segment for the three months ended March 31, 2022 and 2021 are as follows:

	For the Three Months Ended March 31,		Increase
	2022	2021	(Decrease)%
Gresham Worldwide, Inc. (“GWW”)	$7,245,000	$6,350,000	$895,000	14%
TurnOnGreen, Inc. (“TOGI”)	1,129,000	1,383,000	(254,000)	-18%
Cryptocurrency
Revenue, cryptocurrency mining, net	3,548,000	130,000	3,418,000	2,629%
Revenue, commercial real estate leases	278,000	172,000	106,000	62%
Real estate	2,698,000	-	2,698,000	—
Ault Alliance, Inc. (“Ault Alliance”):
Revenue, lending and trading activities	17,921,000	5,210,000	12,711,000	244%
Other	7,000	-	7,000	—
Total revenue	$32,826,000	$13,245,000	$19,581,000	148%

Revenues increased by $19.6 million, or 148%, to $32.8 million for the three months ended March 31, 2022, from $13.2 million for the three months ended March 31, 2021.

GWW

GWW revenues increased by $0.9 million, or 14%, to $7.2 million for the three months ended March 31, 2022, from $6.4 million for the three months ended March 31, 2021. The increase in revenue from the GWW segment for customized solutions for the military markets reflects higher revenue from Enertec, which largely consists of revenue recognized over time, grew to $3.3 million for the three months ended March 31, 2022, an increase of $0.8 million, or 33.4%, from $2.4 million in the prior-year period.

TOGI

TOGI revenues for the three months ended March 31, 2022 of $1.1 million declined $0.3 million, or 18%, from $1.4 million for the three months ended March 31, 2021, due to supply chain challenges.

Cryptocurrency

Revenues from BitNile’s cryptocurrency mining operations were $3.5 million for the three months ended March 31, 2022, compared to $0.1 million for three months ended March 31, 2021. BitNile has made a significant investment in mining equipment and increased its cryptocurrency mining activities.

Real Estate

Real estate segment revenues were $2.7 million for the three months ended March 31, 2022 compared to nil for the three months ended March 31, 2021. On December 22, 2021, the real estate segment acquired four hotel properties for $71.3 million, consisting of a 136-room Courtyard by Marriott, a 133-room Hilton Garden Inn and a 122-room Residence Inn by Marriott in Middleton, WI, as well as a 135-room Hilton Garden Inn in Rockford, IL. Other than the cryptocurrency segment Michigan data center, the Company did not have any income-producing real estate prior to the hotel acquisitions.

Ault Alliance

Revenues from lending and trading activities increased to $17.9 million for the three months ended March 31, 2022, from $5.2 million for the three months ended March 31, 2021, which is attributable to a significant allocation of capital from equity financing transactions to Ault Alliance’s loan and investment portfolio. During the three months ended March 31, 2022, Ault Alliance’s wholly owned subsidiary, Digital Power Lending, LLC (“DP Lending”), generated significant income from appreciation of investments in marketable securities as well as shares of common stock underlying convertible notes and warrants issued to DP Lending in certain financing transactions. Under its business model, DP Lending also generates revenue through origination fees charged to borrowers and interest generated from each loan.

Revenues from trading activities during the three months ended March 31, 2022 included significant net gains on equity securities, including unrealized gains and losses from market price changes. These gains and losses have caused, and will continue to cause, significant volatility in the Company’s periodic earnings.

Gross Margins

Gross margins increased to 68.0% for the three months ended March 31, 2022, compared to 61.4% for the three months ended March 31, 2021. Gross margins were impacted by the favorable margins from Ault Alliance’s lending and trading activities.

Operating Expenses

Operating expenses increased to $21.3 million for the three months ended March 31, 2022, representing an increase of $14.4 million, compared to $6.9 million for the three months ended March 31, 2021.

The increase in operating expenses from the three months ended March 31, 2021 is attributable to the following:

•	Research and development expenses increased by $0.1 million for the three months ended March 31, 2022, from $0.6 million for the three months ended March 31, 2021. The increase in research and development expenses is due to product development efforts at GWW;

•	Selling and marketing expenses were $6.5 million for the three months ended March 31, 2022, compared to $1.2 million for the three months ended March 31, 2021, an increase of $5.2 million, or 422%. The increase was the result of $5.0 million higher marketing costs at Ault Alliance, including $3.5 million related to an advertising sponsorship agreement as well as increases in sales and marketing personnel and consultants. The increase is also attributable to a $0.2 million increase in costs incurred at TOGI to grow its selling and marketing infrastructure related to its EV charger products;

•	General and administrative expenses were $13.7 million for the three months ended March 31, 2022, compared to $5.1 million for the three months ended March 31, 2021, an increase of $8.6 million, or 169%. General and administrative expenses increased from the comparative prior period, mainly due to:

o	non-cash stock compensation costs of $2.6 million;

o	general and administrative costs of $1.8 million from the Company’s hotel operations, which were acquired in December 2021;

o	increased costs of $0.9 million related to the Michigan data center, operated by Alliance Cloud Services, a wholly-owned subsidiary; and

o	higher legal expense of $1.3 million, salaries of $0.5 million and audit fees of $0.3 million.

The Company’s Chief Financial Officer, Kenneth S. Cragun, said, “During the first quarter, we achieved significant revenue growth with revenue of $33 million, about 2.5 times greater than the $13 million reported in the prior year quarter. Cash provided by operating activities was $25 million in the first quarter of 2022. We were able to pay off $66 million in senior secured notes and invested $35 million in property and equipment, primarily Bitcoin mining equipment. We expect our investments in our cryptocurrency mining operations will contribute to both revenue growth and improved profitability in future periods.”

Milton “Todd” Ault, III, the Company’s Executive Chairman, stated, “We are encouraged by the Company’s first quarter results, which represent a strong start to the year and a significant step toward our goal to grow revenue to more than $155 million in 2022, which would nearly triple our top-line results from 2021. We ended the quarter with a strong balance sheet, reporting $56 million in working capital and $519 million in assets. With key investments in Bitcoin mining, data center operations, defense, electric vehicle chargers, power electronic businesses, hotels, and a lending and investment platform, we continue to believe the future for our holding company is bright.”

Company to Hold Financial Results Conference Call and Webcast

On Monday, May 23, 2022 at 3:30 p.m. Pacific time, the Company’s Executive Chairman, Milton “Todd” Ault, III and its Chief Executive Officer, William Horne will be hosting a conference call and webcast to discuss the financial performance and outlook of the Company and its subsidiaries. Joining Mr. Ault and Mr. Horne will be Kenneth Cragun, the Company’s Chief Financial Officer. The Company encourages all stockholders to attend this conference call, if possible.

Stockholders, investors and interested parties who desire to participate in the webcast must use the following link to register prior to 3:30 p.m. Pacific time on May 23, 2022:

Zoom link - xxxxxxxxx

For more information on BitNile and its subsidiaries, BitNile recommends that stockholders, investors, and any other interested parties read BitNile’s public filings and press releases available under the Investor Relations section at www.BitNile.com or available at www.sec.gov.

About BitNile Holdings, Inc.

BitNile Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, BitNile owns and operates a data center at which it mines Bitcoin and provides mission-critical products that support a diverse range of industries, including defense/aerospace, industrial, automotive, telecommunications, medical/biopharma and textiles. In addition, BitNile extends credit to select entrepreneurial businesses through a licensed lending subsidiary. BitNile’s headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.BitNile.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.BitNile.com.

BitNile Holdings Investor Contact:

IR@BitNile.com or 1-888-753-2235